Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(703) 258-7556

WATSON WYATT WORLDWIDE REPORTS SECOND QUARTER
EPS OF $0.58 ON STRONG REVENUE GROWTH

Raises Fiscal 2007 Guidance

ARLINGTON, VA, February 8, 2007 -- Watson Wyatt Worldwide, Inc. (NYSE: WW), a leading international human capital and financial management consulting firm, today announced financial results for the second quarter of fiscal year 2007, which ended December 31, 2006.

Revenues were $366.4 million for the quarter, an increase of 16% from the second quarter of fiscal 2006 revenues of $315.8 million. Income from continuing operations for the second quarter of fiscal 2007 was $26.0 million, or $0.58 per diluted share, an increase from $17.2 million or $0.41 per diluted share in the prior-year second quarter.

All business segments reported increased revenues when compared to prior-year second quarter. Results for the quarter also include the dilutive effect of the 1.95 million contingent shares that we expect to issue related to the European acquisition. The contingent shares are not included in prior-year second quarter diluted earnings per share. For the quarter, exchange rates had a favorable impact on revenues of approximately 4 percentage points and a positive impact of $0.04 per diluted share on net income.

“We had exceptional growth, with strong increases in each of our five segments,” said John Haley, president and chief executive officer. “We are doing a great job capitalizing on market opportunities due to our strong client relationships, value-added service offerings and disciplined execution.

“One highlight was revenue growth of 47% in investment consulting, as we responded to significant demand for advice on better aligning pension plan assets with future obligations, involving complex risk-based investment strategies.”

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WW Second Quarter Fiscal 2007 Earnings Release

February 8, 2007

Operating Highlights

o
Benefits Group revenues (representing 54% of second-quarter revenues) were $196.7 million for the second quarter of fiscal 2007, an increase of 11% (8% constant currency) from $176.6 million in the prior-year second quarter. The increase was largely due to increased demand for valuation and design work.

o
Technology and Administration Solutions Group revenues (representing 11% of second-quarter revenues) were $41.5 million for the second quarter of fiscal 2007, an increase of 12% (8% constant currency) from $37.0 million in the prior-year second quarter. The increase resulted primarily from an increase in the number of projects in service. At December 31, 2006, 75 projects were in service in North America, compared to 25 at December 31, 2005. We have an additional 60 projects in the implementation phase, compared to 51 at December 31, 2005. Our European business also achieved strong revenue growth.

o
Human Capital Group revenues (representing 12% of second-quarter revenues) were $45.5 million for the second quarter of fiscal 2007, an increase of 19% (16% constant currency) from $38.2 million in the prior-year second quarter. Demand was strong across all of our compensation service lines, including executive compensation, sales effectiveness and strategic rewards. Data services also increased over prior year.

o
Insurance & Financial Services Group revenues (representing 7% of second-quarter revenues) were $27.0 million for the second quarter of fiscal 2007, an increase of 19% (9% constant currency) from $22.6 million in the prior-year second quarter. The revenue increase was largely driven by an increase in life insurance consulting projects.

o
Investment Consulting Group revenues (representing 9% of total revenues for the quarter) were $32.6 million for the second quarter of fiscal 2007, an increase of 53% (47% constant currency) from $21.3 million in the prior-year second quarter. The revenue increase was due to strong demand for all of our services, particularly investment strategy advice.

Outlook for Fiscal Year 2007

For fiscal year 2007, the company expects revenues to be in the range of $1.43 billion to $1.46 billion, an increase from previous guidance of $1.40 billion to $1.43 billion. Earnings per diluted share for the year are expected to be in the range of $2.41 to $2.44, an increase from previous guidance of $2.26 to $2.29. The increase in guidance is based on the company’s strengthening performance and the acquisition of our Dutch affiliate, Watson Wyatt Brans & Co. that was completed on February 1, 2007. This guidance assumes an exchange rate of 1.90 U.S. dollars to the British pound.

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WW Second Quarter Fiscal 2007 Earnings Release

February 8, 2007

For the third quarter of fiscal 2007, the company expects revenue to be in the range of $370 million to $374 million. In addition, the company expects third quarter earnings per diluted share to be in the range of $0.61 to $0.63.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the second quarter of fiscal 2007. It will be held on Thursday, February 8, 2007, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 25009461.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the company’s ability to integrate the business of Watson Wyatt LLP into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs after the business combination; our ability to maintain client relationships and to attract new clients after the business combination; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our ability to achieve cost reductions after the business combination; foreign currency exchange and interest rate fluctuations; exposure to Watson Wyatt LLP liabilities that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients after the business combination; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and filed on September 1, 2006, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

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WW Second Quarter Fiscal 2007 Earnings Release

February 8, 2007

About Watson Wyatt Worldwide

Watson Wyatt (NYSE: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 6,300 associates in 30 countries and is located on the Web at www.watsonwyatt.com.

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WATSON WYATT WORLDWIDE, INC.
Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$366,425	$315,764	$702,429	$581,650

Costs of providing services:
Salaries and employee benefits	201,045	175,207	386,640	322,757
Professional and subcontracted services	26,130	19,595	46,165	38,606
Occupancy, communications and other	45,682	43,687	86,633	76,540
General and administrative expenses	39,461	37,206	77,560	68,595
Depreciation and amortization	13,923	11,132	26,674	20,809
	326,241	286,827	623,672	527,307

Income from operations	40,184	28,937	78,757	54,343

(Loss)/income from affiliates	(638)	71	(867)	1,422
Interest expense	(589)	(1,482)	(1,032)	(2,359)
Interest income	762	508	2,212	1,297
Other non-operating income/(loss)	68	(288)	104	(2,150)

Income from continuing operations before income taxes	39,787	27,746	79,174	52,553
Provision for income taxes	13,793	10,571	28,366	21,486

Income from continuing operations	25,994	17,175	50,808	31,067

Discontinued operations:

Sublease income from discontinued operations, less applicable income tax expense for the three and six months ended December 31, 2006
and 2005	-	8	-	17

Net income	$25,994	$17,183	$50,808	$31,084

Basic earnings per share:
Income from continuing operations	$0.61	$0.41	$1.20	$0.77
Income from discontinued operations	-	-	-	-
Net income	$0.61	$0.41	$1.20	$0.77

Diluted earnings per share:
Income from continuing operations	$0.58	$0.41	$1.14	$0.76
Income from discontinued operations	-	-	-	-
Net income	$0.58	$0.41	$1.14	$0.76

Weighted average shares of
common stock, basic (000)	42,407	42,147	42,401	40,494
Weighted average shares of
common stock, diluted (000)	44,525	42,391	44,545	40,748

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WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)
	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$196,709	$176,605	$382,064	$333,588
Technology and Administration Solutions Group	41,504	37,017	78,705	62,193
Human Capital Group	45,536	38,232	85,115	69,710
Insurance & Financial Services Group	26,985	22,616	53,368	37,971
Investment Consulting Group	32,557	21,282	59,925	37,630
Total segment revenue	343,291	295,752	659,177	541,092
Other, including reimbursable expenses	23,134	20,012	43,252	40,558
Consolidated revenue	$366,425	$315,764	$702,429	$581,650

Net operating income
Benefits Group	$47,923	$39,190	$92,845	$78,402
Technology and Administration Solutions Group	10,689	10,423	19,084	15,885
Human Capital Group	8,322	5,021	13,376	6,647
Insurance & Financial Services Group	3,261	3,021	8,330	5,713
Investment Consulting Group	10,118	1,859	16,684	3,558
Total segment net operating income	80,313	59,514	150,319	110,205
Discretionary compensation	(36,460)	(25,912)	(66,380)	(47,232)
Other income (expense), net	(4,066)	(5,856)	(4,765)	(10,420)
Income before income taxes	$39,787	$27,746	$79,174	$52,553

	December 31,
	2006	2005
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	2,680	2,600
Technology and Administration Solutions Group	750	730
Human Capital Group	790	730
Insurance & Financial Services Group	370	330
Investment Consulting Group	370	340
Other (including Communication)	790	730
Corporate	590	590
Total	6,340	6,050

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WATSON WYATT WORLDWIDE, INC.
Consolidated Balance Sheets
(Thousands of U.S. Dollars)

	December 31,	June 30,
	2006	2006
	(Unaudited)
Assets
Cash and cash equivalents	$68,471	$165,345
Receivables from clients:
Billed, net of allowances of $6,277 and $3,678	212,834	180,533
Unbilled, at estimated net realizable value	120,566	123,044
	333,400	303,577

Deferred income taxes	3,107	567
Other current assets	51,816	24,158
Total current assets	456,794	493,647

Investment in affiliates	7,573	8,564
Fixed assets, net	156,569	147,738
Deferred income taxes	68,329	70,417
Goodwill	341,669	324,041
Intangible assets	193,236	187,075
Other assets	8,291	8,877

Total Assets	$1,232,461	$1,240,359

Liabilities

Accounts payable and accrued liabilities	$218,610	$288,396
Deferred income taxes	-	168
Income taxes payable	13,960	7,771
Total current liabilities	232,570	296,335

Note payable	-	30,000
Accrued retirement benefits	168,685	162,505
Deferred rent and accrued lease losses	28,230	28,982
Deferred income taxes	445	480
Other noncurrent liabilities	78,943	73,296

Total Liabilities	508,873	591,598

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
1,000,000 shares authorized;
none issued and outstanding	-	-
Class A Common Stock - $.01 par value:
99,000,000 shares authorized;
42,513,451 and 42,463,451 issued and
42,430,306 and 42,385,513 outstanding	425	425
Additional paid-in capital	386,776	386,392
Treasury stock, at cost - 83,135 and 77,938 shares	(3,318)	(2,134)
Retained earnings	287,048	242,599
Accumulated other comprehensive income	52,657	21,479
Total Stockholders' Equity	723,588	648,761

Total Liabilities and Stockholders' Equity	$1,232,461	$1,240,359

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WATSON WYATT WORLDWIDE, INC.
Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Six Months Ended December 31,
	2006	2005
	(Unaudited)
Cash flows (used in)/from operating activities:
Net income	$50,808	$31,084
Adjustments to reconcile net income to net cash
(used in)/from operating activities:
Loss on foreign currency forward contract	-	3,602
Provision for doubtful receivables from clients	10,191	4,014
Depreciation	22,025	17,099
Amortization of intangible assets	4,649	3,710
Provision for deferred income taxes	(657)	11,337
Loss/(Income) from affiliates	867	(1,422)
Distributions from affiliates	-	1,599
Other, net	188	(670)
Changes in operating assets and liabilities, net of business combination
Receivables from clients	(40,013)	(14,395)
Other current assets	(18,454)	(10,101)
Other assets	585	(605)
Accounts payable and accrued liabilities	(57,618)	(33,750)
Income taxes payable	(3,015)	(4,181)
Accrued retirement benefits	6,180	(3,472)
Deferred rent and accrued lease losses	(752)	1,570
Other noncurrent liabilities	5,950	2,099
Net cash (used in)/from operating activities	(19,066)	7,518

Cash flows used in investing activities:
Acquisitions and contingent consideration payments	(1,322)	(134,137)
Purchases of fixed assets	(18,586)	(14,397)
Capitalized software costs	(10,672)	(14,982)
Proceeds from divestitures	104	1,452
Net cash used in investing activities	(30,476)	(162,064)

Cash flows (used in)/from financing activities:
Borrowings	35,000	102,000
Repayments	(65,000)	(27,000)
Foreign currency forward contract	-	(8,405)
Dividends paid	(6,358)	(6,318)
Repurchases of common stock	(20,065)	(2,470)
Tax benefit on exercise of stock options and employee stock purchase plan	1,497	453
Issuances of common stock - exercise of options	2,030	1,380
Issuances of common stock - employee stock purchase plan	3,287	3,333
Net cash (used in)/from financing activities	(49,609)	62,973

Effect of exchange rates on cash	2,277	3,319

Decrease in cash and cash equivalents	(96,874)	(88,254)

Cash and cash equivalents at beginning of period	165,345	168,076

Cash and cash equivalents at end of period	$68,471	$79,822

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